Exhibit 3.14

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MARTIN MIDSTREAM NGL HOLDINGS II, LLC

This Limited Liability Company Agreement (this “Agreement”) of Martin Midstream NGL Holdings II, LLC (the “Company”), dated May 15, 2014, is made by its undersigned sole member (the “Member”):
A.    Martin Operating Partnership L.P. acquired all of the membership interests of the Company on May 5, 2014. The company was renamed from “Atlas Pipeline NGL Holdings II, LLC to Martin Midstream NGL Holdings II, LLC on May 15, 2014. Prior to that, the Company was formed as Atlas Pipeline NGL Holdings II, LLC under the Delaware Limited Liability Company Act (the “Act”) by the filing of a Certificate of Formation on April 21, 2011.
B.    The Member now desires to amend and restate a limited liability company agreement to govern the operations of the Company.
Accordingly, the sole member of the Company hereby agrees as follows:
1.Name. The name of the Company is Martin Midstream NGL Holdings II, LLC. The business of the Company shall be conducted under such name or any other name or names that the sole member shall determine from time to time.

2.Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

3.Powers. The Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited liability company pursuant to the Act.

4.Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the sole member.

5.Registered Office and Registered Agent. The name of the registered agent and the location of the registered office of the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The registered office or registered agent of the Company may be changed from time to time by the sole member.

6.Member. The sole member of the Company is Martin Operating Partnership L.P., a limited partnership organized under the laws of the State of Delaware.

7.Management. Except as otherwise set forth herein or as required by applicable law, the powers of the Company shall at all times be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, or under the direction of, the sole member.

8.Officers. The sole member of the Company may elect officers of the Company, who will have powers and authority and will be governed by the terms and provisions set forth below.

(a)Natural Persons. Each officer of the Company shall be a natural person. An officer need not be a resident of the State of Delaware or a member or employee of the Company.

(b)Power and Authority. The officers of the Company shall have such powers and authority, subject to the direction and control of the sole member, and shall perform such duties in connection with the management of the business and affairs of the Company as are provided in this Agreement, or as may be determined from time to time by resolution of the sole member. In addition, except as otherwise expressly provided herein, each officer shall have such powers and authority as would be incident to his or her office if he or she served as a comparable officer of a Delaware corporation.

(c)Officer Titles. The officers of the Company shall consist of a President, a Secretary and a Treasurer, each of whom shall be elected by the sole member of the Company. In addition, the sole member of the Company shall have the authority to elect such other officers, including Vice Presidents and assistant officers, as it may from time to time determine. Any two or more offices may be held by the same person.

(d)Vacancies. Any vacancy occurring in an office will be filled by the sole member.

(e)Removal. Any officer of the Company may be removed by the sole member whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the officer so removed. Election as an officer of the Company shall not of itself create any contract rights.

(f)President. The President shall be under the direction and subject to the control of the sole member. The President in general shall supervise and control all of the business and affairs of the Company and shall see that all orders and resolutions of the sole member are carried into effect. The President may execute any deeds, mortgages, bonds, contracts or other instruments that the sole member has authorized to be executed and delivered, except in cases where the execution and delivery thereof shall be expressly and exclusively delegated to another officer of the Company by the sole member or this Agreement, or where the execution and delivery thereof shall be required by law to be executed and delivered by another person. In general, the President shall perform all duties incident to the office of President, and such other duties as may be prescribed from time to time by the sole member.

(g)Vice Presidents. Each Vice President, if there be any, shall report to the President. Each Vice President may perform the usual and customary duties that pertain to such office (but not unusual or extraordinary duties or the duties conferred by the sole member upon the President) and, under the direction and subject to the control of the sole member and the President, such other duties as may be assigned to him or her from time to time by the sole member or the President. Any Vice President may be designated by the sole member as an Executive Vice President, Senior Vice President or any other additional designation.

(h)Secretary. It shall be the duty of the Secretary to attend all meetings of the sole member and to record correctly the proceedings of such meetings and record all votes in a book suitable for such purposes. The Secretary shall give, or cause to be given, notice of all meetings of the sole member. It shall also be the duty of the Secretary to keep a register in which all transactions pertaining to membership interests and other equity securities of the Company shall be correctly recorded. The Secretary shall also attest with his or her signature all deeds, conveyances or other instruments requiring the seal of the Company. The Secretary shall have full power and authority on behalf of the Company to execute any consents of shareholders, partners or members and to attend, and to act and to vote in person or by proxy at, any meetings of the shareholders, partners or members of any corporation, partnership or limited liability company in which the Company may own stock or other securities, and at any such meetings, the Secretary shall possess and may exercise any and all the rights and powers incident to the ownership of such securities that, as the owner thereof, the Company might have possessed and exercised if present. The Secretary shall keep in safe custody the seal of the Company. The Secretary shall also perform, under the direction and subject to the control of the sole member, such other duties as may be assigned to him or her from time to time.

(i)Treasurer. The Treasurer shall have the care and custody of all the funds and securities of the Company that may come into his or her hands as Treasurer. The Treasurer may endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and may deposit the same to the credit of the Company in such banks or depositories as the sole member may designate from time to time, and the Treasurer may endorse all commercial documents requiring endorsements for or on behalf of the Company. The Treasurer may sign all receipts and vouchers for the payments made to the Company. The Treasurer shall render an account of his or her transactions to the sole member or the President as often as the sole member or the President shall require from time to time. The Treasurer shall enter regularly in the books to be kept by him or her for that purpose, a full and adequate account of all monies received and paid by him or her on account of the Company. The Treasurer shall also perform, under the direction and subject to the control of the sole member and the President, such other duties as may be assigned to him or her from time to time.

(j)Delegation of Authority. In the case of any absence of any officer of the Company or for any other reason that the sole member may deem sufficient, the sole member may delegate some or all of the powers or duties of such officer to any other officer for whatever period of time the sole member deems appropriate.

(k)Current Officers. The officers of the Company as of the date hereof are as set forth below who shall serve until his or her successor shall be appointed by the sole member or until his or her earlier death, disability, resignation or removal:

Ruben S. Martin III	President and Chief Executive Officer
Robert D. Bondurant	Executive Vice President and Chief Financial Officer
Randall L. Tauscher	Executive Vice President and Chief Operating Officer
Stephen Wesley Martin	Vice President
Chris Booth	Executive Vice President, Chief Legal Officer, Secretary and General Counsel
John Ben Blackburn	Assistant Secretary and Assistant General Counsel

9.Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the sole member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10.Member Activities. Neither the sole member nor any of its affiliates, partners, members, directors, managers, officers or employees shall be expressly or impliedly restricted or prohibited by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever. The sole member and its affiliates, partners, members, directors, managers, officers and employees shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company.

11.Membership Interest. The sole member owns 100% of the membership interests of the Company.

12.Admission of Additional Members. The admission of additional members to the Company shall be accomplished by amendment of this Agreement.

13.Distributions. The Company may from time to time distribute to the sole member such amounts in cash and other assets as shall be determined by the sole member.

14.Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the sole member.

15.Tax Matters. For so long as there is only one member of the Company, the Company shall be disregarded as an entity separate from its owner for United States federal income tax purposes. If at any time there is more than one member of the Company, the members shall take such action as is necessary to cause the Company to be classified as a partnership for United States federal income tax purposes.

16.Term and Dissolution. Unless sooner dissolved by the sole member or in accordance with law, the term of the Company shall be perpetual.

17.Entire Agreement. This Agreement constitutes the entire agreement of the sole member with respect to the subject matter of this Agreement.

18.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the sole member and its successors and assigns.

19.Construction. In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

20.Governing Law. This Agreement shall be governed by the laws of the State of Delaware (without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction).

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has duly executed this Agreement as of date first set forth above.

MARTIN OPERATING PARTNERSHIP L.P.
By: Martin Operating GP, LLC, Its General Partner
        By: Martin Midstream Partners, L.P., Its Sole Member
By: Martin Midstream GP, LLC, Its General Partner

By:     /s/ Robert D. Bondurant
    Robert D. Bondurant
Executive Vice President, Treasurer,
Chief Financial Officer and Principal Accounting Officer

SOLE MEMBER